Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

Advance Auto Parts Elects Adriana Karaboutis to Its Board of Directors

ROANOKE, Va., November 6, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced that Adriana “Andi” Karaboutis, who currently serves as Executive Vice President, Technology and Business Solutions of Biogen Idec (Biogen), has been elected to Advance's Board of Directors. Ms. Karaboutis’s appointment will be effective on February 10, 2015.

"We are delighted to welcome Andi to our Board of Directors," said John Brouillard, Chair of the Board for Advance Auto Parts. "Her experience and leadership align well with Advance's strategic direction and goals. We look forward to her contributions to our Board and to Advance Auto Parts."

Ms. Karaboutis joined Biogen in September 2014. Prior to joining Biogen, she served as Vice President and Global Chief Information Officer of Dell, Inc. and previously as Vice President of IT, Global Operations and Technology. Prior to joining Dell in 2010, Ms. Karaboutis spent over 20 years at General Motors Corporation and Ford Motor Company in various global IT and business operations leadership positions.

About Advance Auto Parts
Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of October 4, 2014 Advance operated 5,305 stores, 109 Worldpac branches, and served approximately 1,350 independently-owned Carquest branded stores in 49 states, Puerto Rico, the Virgin Islands and Canada. Advance employs approximately 75,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.